EXHIBIT 99.1

Flushing Financial Corporation Reports Record Core Earnings for the Twelve Months Ended December 31, 2011

Full Year 2011

  Core diluted earnings per common share were $1.15, an increase of $0.01 from the year ended December 31, 2010.
  GAAP diluted earnings per common share were $1.15, a decrease of $0.13 from the year ended December 31, 2010. The year ended December 31, 2010 included a net tax benefit of $5.5 million, or $0.18 per diluted common share. Excluding this net tax benefit, diluted earnings per common share for 2011 increased $0.05, or 4%.
  The net interest margin was 3.61%, an 18 basis point increase from the year ended December 31, 2010.
  Record net interest income of $147.8 million for the year ended December 31, 2011.
  Record core pre provision pre tax ("PPPT") earnings of $79.9 million, a $2.2 million, or a 2.9% increase from the year ended December 31, 2010. (See "Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes").
  Net charge-offs for the year ended December 31, 2011 were 0.59% of average loans.
  The provision for loan losses totaled $21.5 million for the year ended December 31, 2011.
  Other-than-temporary impairment ("OTTI") charges totaled $1.6 million on five private issue collateralized mortgage obligations ("CMOs").

Fourth Quarter 2011

  Core diluted earnings per common share were $0.26, a decrease of $0.03 from the comparable prior year period, and a decrease of $0.04 from the three months ended September 30, 2011.
  GAAP diluted earnings per common share were $0.27, a decrease of $0.01 from the comparable prior year period, and a decrease of $0.06 from the three months ended September 30, 2011.
  The net interest margin was 3.62%, a 21 basis point increase from the comparable prior year period, and an increase of two basis points from the three months ended September 30, 2011.
  Loan originations increased $32.0 million, or 33.3% from the three months ended December 31, 2010 and increased $22.0 million, or 20.8% from the three months ended September 30, 2011.
  Net charge-offs for the quarter ended December 31, 2011 were 0.72% of average loans.
  Allowance for loan losses as a percentage of gross loans increased to 0.94% at December 31, 2011.
  The provision for loan losses in the fourth quarter of 2011 totaled $6.5 million.

LAKE SUCCESS, N.Y., Jan. 31, 2012 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced its financial results for the three and twelve months ended December 31, 2011.

John R. Buran, President and Chief Executive Officer, stated: "We are pleased to report 2011 was another strong year for our Company. Core net income was a record $35.1 million, or $1.15 per diluted common share. Net interest income was a record $147.8 million, as the net interest margin increased 18 basis points to 3.61% for the year ended December 31, 2011 from 3.43% for the year ended December 31, 2010.

"We achieved this increase on our net interest margin by focusing on reducing our funding costs while maintaining asset yields. We reduced our total cost of interest-bearing liabilities by 34 basis points to 1.92% for the three months ended December 31, 2011 from 2.26% for the comparable prior year period. The cost of due to depositors decreased 21 basis points to 1.53% for the three months ended December 31, 2011 from 1.73% for the comparable prior year period. We also have been strategically decreasing borrowed funds by replacing maturing advances with lower costing deposits or extending maturities and locking in today's lower costs.

"To further reduce our funding costs, we continue to make a concerted effort to attract more non-interest bearing deposits, primarily business deposits. As a result, the average balance of non-interest bearing business deposits increased $19.4 million for the three months ended December 31, 2011 from $53.0 million for the comparable prior year period. Total non-interest bearing demand deposits increased $18.8 million for the three months ended December 31, 2011 from $94.0 million for the comparable prior year period. In July 2011, we also introduced an interest bearing checking account for businesses when this product became permissible by the Dodd Frank Wall Street Reform and Consumer Protection Act. At December 31, 2011, we had $66.6 million in this new checking account product. We believe this product will provide an additional source of lower costing funding for the Company.

"Loan originations increased to $127.9 million for the three months ended December 31, 2011 from $105.9 million for the three months ended September 30, 2011. We continue to see an increase in loan demand as loan applications in process totaled $194.4 million at December 31, 2011. Although we are encouraged by the increases in loan originations and loan demand, origination activity still remains below pre-recession levels. We continue to focus on originating multi-family mortgage loans while at the same time deemphasizing the origination of non-owner occupied commercial real estate and construction loans. In addition, we have allowed commercial real estate borrowers who do not have their deposits with us to refinance with other institutions. During the fourth quarter of 2011, the total originations of multi-family mortgage loans increased $43.7 million to $87.5 million from the comparable prior year period, while the combined total of commercial real estate and construction loan originations was reduced to $0.5 million for the fourth quarter of 2011 from $4.6 million for the comparable prior year period. As a result, total net loans decreased $0.9 million from September 30, 2011 to $3,198.5 million at December 31, 2011.

"Loans delinquent over 30 days totaled $186.8 million at December 31, 2011, a decrease of $1.0 million from September 30, 2011, and a decrease of $25.8 million from December 31, 2010. Non-accrual loans increased $0.4 million in the fourth quarter of 2011 from September 30, 2011. However, loans classified Substandard decreased $5.8 million during the same period.

"Net charge-offs for the fourth quarter of 2011 totaled $5.8 million, an increase of $1.0 million from the third quarter of 2011. During the fourth quarter of 2011, we moved to more aggressively sell delinquent loans and other real estate owned. We sold 16 non-performing loans, with net sales proceeds of $10.0 million, or 89 cents on the dollar, and 12 foreclosed properties for $3.3 million, during the three months ended December 31, 2011. For the year ended December 31, 2011, we realized approximately 85% of the appraised value upon sale of properties acquired via foreclosure. As a result, we have reduced what we consider to be the fair value of the collateral underlying non-performing loans to 85% of the appraised value from 90% of the appraised value. This reduction in our fair value assumption resulted in recording an additional $1.6 million in charge-offs during the three months ended December 31, 2011. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 58.0% at December 31, 2011. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. At December 31, 2011, we held properties obtained via foreclosure with a total book value of $3.2 million. The provision for loan losses recorded in the fourth quarter of 2011 was $6.5 million, an increase of $1.5 million from that recorded in the third quarter of 2011.

"At December 31, 2011, the Bank continues to be well-capitalized under regulatory requirements, with Core, Tier 1 risk-based and Total risk-based capital ratios of 9.63%, 14.26% and 15.32%, respectively."

Core earnings, which exclude the effects of net gains or losses from fair value adjustments, other-than-temporary impairment ("OTTI") charges, net gains or losses from the sale of securities, and certain non-recurring items, were $7.8 million for the three months ended December 31, 2011, a decrease of $1.1 million, or 12.1%, from $8.9 million in the comparable prior year period. Core diluted earnings per common share were $0.26 for the three months ended December 31, 2011, a decrease of $0.03, or 10.3%, from the comparable prior year period.

Core earnings for the twelve months ended December 31, 2011 were $35.1 million, an increase of $0.7 million, or 1.9%, from $34.5 million for the comparable prior year period. Core diluted earnings per common share were $1.15 for the twelve months ended December 31, 2011, an increase of $0.01 per common share, or 0.9%, from $1.14 per common share in the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP and Core Earnings."

Earnings Summary - Three Months Ended December 31, 2011

Net income for the three months ended December 31, 2011 was $8.2 million, a decrease of $0.4 million, or 4.4%, compared to $8.5 million for the three months ended December 31, 2010. Diluted earnings per common share were $0.27 for the three months ended December 31, 2011, a decrease of $0.01, or 3.6%, from $0.28 for the three months ended December 31, 2010. Return on average equity was 7.9% for the three months ended December 31, 2011 compared to 8.7% for the three months ended December 31, 2010. Return on average assets was 0.8% for the both of the three month periods ended December 31, 2011and 2010.

For the three months ended December 31, 2011, net interest income was $36.7 million, an increase of $1.7 million, or 4.8%, from $35.1 million for the three months ended December 31, 2010. The increase in net interest income was attributable to a 22 basis point increase in the net-interest spread to 3.47% for the three months ended December 31, 2011 from 3.25% for the three months ended December 31, 2010. The yield on interest-earning assets decreased 12 basis points to 5.39% for the three months ended December 31, 2011 from 5.51% for the three months ended December 31, 2010. However, this was more than offset by a decline in the cost of funds of 34 basis points to 1.92% for the three months ended December 31, 2011 from 2.26% for the comparable prior year period. The net interest margin improved 21 basis points to 3.62% for the three months ended December 31, 2011 from 3.41% for the three months ended December 31, 2010. Excluding prepayment penalty income, the net interest margin would have increased 19 basis points to 3.56% for the three months ended December 31, 2011 from 3.37% for the three months ended December 31, 2010.

The 12 basis point decline in the yield of interest-earning assets was primarily due to a 14 basis point reduction in the yield of the loan portfolio to 5.85% for the three months ended December 31, 2011 from 5.99% for the three months ended December 31, 2010, combined with a 31 basis point decline in the yield on total securities to 3.89% for the three months ended December 31, 2011 from 4.20% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $41.1 million decrease in the average balance of the higher yielding loan portfolio for the three months ended December 31, 2011 and a $47.7 million increase in the average balances of the lower yielding securities portfolio for the three months ended December 31, 2011 which has a lower yield than the yield of total interest-earning assets. These factors that reduced the yield were partially offset by a $57.5 million decrease in the average balance of lower yielding interest-earning deposits to $54.9 million for the three months ended December 31, 2011 from $112.4 million for the comparable prior year period. The 14 basis point decrease in the loan portfolio was primarily due to the decline in the rates earned on new loan originations. The 31 basis point decrease in the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio. The yield on the mortgage loan portfolio decreased 11 basis points to 5.95% for the three months ended December 31, 2011 from 6.06% for the three months ended December 31, 2010. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 13 basis points to 5.87% for the three months ended December 31, 2011 from 6.00% for the three months ended December 31, 2010.

The 34 basis point decrease in the cost of interest-bearing liabilities is primarily attributable to the Bank reducing the rates it pays on its deposit products and reducing the average balance of higher costing borrowed funds. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 22 basis points, 49 basis points, 29 basis points and 27 basis points, respectively, for the three months ended December 31, 2011 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 20 basis points to 1.53% for the three months ended December 31, 2011 from 1.73% for the three months ended December 31, 2010. The cost of borrowed funds decreased 75 basis points from the comparable prior year period to 3.71% for the three months ended December 31, 2011, while the average balance decreased $71.4 million to $693.8 million for the three months ended December 31, 2011 from $765.2 million for the comparable prior year period.

The net interest margin for the three months ended December 31, 2011 increased two basis points to 3.62% from 3.60% for the three months ended September 30, 2011. The yield on interest-earning assets decreased eight basis points during the fourth quarter of 2011 while the cost of interest-bearing liabilities decreased 11 basis points to 1.92%. Excluding prepayment penalty income, the net interest margin increased two basis points to 3.56% for the three months ended December 31, 2011 from 3.54% for the three months ended September 30, 2011.

A provision for loan losses of $6.5 million was recorded for the three months ended December 31, 2011; an increase of $0.5 million from $6.0 million that was recorded for the three months ended December 31, 2010. During the three months ended December 31, 2011, non-performing loans increased $1.1 million to $117.4 million from $116.4 million at September 30, 2011. Net charge-offs for the three months ended December 31, 2011 totaled $5.8 million. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 58.0% at December 31, 2011. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. However, given the level of non-performing loans, the current economic uncertainties, and the charge-offs recorded in the fourth quarter of 2011, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $6.5 million provision for possible loan losses in the fourth quarter of 2011.

Non-interest income for the three months ended December 31, 2011 was $3.0 million, an increase of $0.9 million from $2.1 million for the three months ended December 31, 2010. The increase in non-interest income was primarily due to a $0.5 million increase in net gains from fair value adjustments and a $0.5 million decrease in OTTI charges recorded.

Non-interest expense was $19.4 million for the three months ended December 31, 2011, an increase of $2.2 million, or 12.7%, from $17.2 million for the three months ended December 31, 2010. The increase was primarily due to the growth of the Bank over the past year, which included the opening of a new branch in January 2011, an increase in stock based compensation expense, employee benefits expense and other real estate owned/foreclosure expense. Salaries and benefits increased $0.2 million for the three months ended December 31, 2011 compared to the three months ended December 31, 2010, while professional services and data processing increased $0.5 million and $0.4 million, respectively. In addition, other real estate owned/foreclosure expense and other operating expense for the three months ended December 31, 2011 increased $0.4 million and $0.6 million, respectively, compared to the three months ended December 31, 2010. These increases were partially offset by a $0.2 million decrease in FDIC assessments during the three months ended December 31, 2011 from the comparable prior year period. The efficiency ratio was 49.2% for the three months ended December 31, 2011 compared to 45.6% for the three months ended December 31, 2010.

Earnings Summary - Twelve Months Ended December 31, 2011

Net income for the twelve months ended December 31, 2011 was $35.3 million, a decrease of $3.5 million, or 9.0%, compared to $38.8 million for the twelve months ended December 31, 2010. Diluted earnings per common share were $1.15 for the twelve months ended December 31, 2011, a decrease of $0.13, or 10.2%, from $1.28 for the twelve months ended December 31, 2010. The twelve months ended December 31, 2010 included a net tax benefit of $5.5 million, or $0.18 per diluted common share, due to a legislative change in the New York State and City tax bad debt deduction. Excluding this net tax benefit recorded in 2010, net income and diluted earnings per common share would have increased $2.0 million and $0.05, respectively.

Return on average equity was 8.8% for the twelve months ended December 31, 2011 compared to 10.3% for the twelve months ended December 31, 2010. Return on average assets was 0.8% for the twelve months ended December 31, 2011 compared to 0.9% for the twelve months ended December 31, 2010. Excluding the net tax benefit discussed previously, return on average equity and return on average assets would have been 8.9% and 0.8%, respectively, for the twelve months ended December 31, 2010.

For the twelve months ended December 31, 2011, net interest income was $147.8 million, an increase of $9.9 million, or 7.2%, from $137.9 million for the twelve months ended December 31, 2010. The increase in net interest income is primarily attributable to an increase in the net interest spread of 19 basis points to 3.46% for the twelve months ended December 31, 2011 from 3.27% for the twelve months ended December 31, 2010, combined with an increase in the average balance of interest-earning assets of $72.9 million to $4,090.4 million for the twelve months ended December 31, 2011. The yield on interest-earning assets decreased 23 basis points to 5.49% for the twelve months ended December 31, 2011 from 5.72% for the twelve months ended December 31, 2010. However, this was more than offset by a decline in the cost of funds of 42 basis points to 2.03% for the twelve months ended December 31, 2011 from 2.45% for the comparable prior year period. The net interest margin improved 18 basis points to 3.61% for the twelve months ended December 31, 2011 from 3.43% for the twelve months ended December 31, 2010.

The 23 basis point decline in the yield of interest-earning assets was primarily due to a 16 basis point reduction in the yield of the loan portfolio to 5.94% for the twelve months ended December 31, 2011 from 6.10% for the twelve months ended December 31, 2010, combined with a 33 basis point decline in the yield on total securities to 4.08% for the twelve months ended December 31, 2011 from 4.41% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $90.8 million increase in the combined average balances of the lower yielding securities portfolio and interest-earning deposits for the twelve months ended December 31, 2011, both of which have a lower yield than the yield of total interest-earning assets. The 16 basis point decrease in the loan portfolio was primarily due to the decline in the rates earned on new loan originations. The 33 basis point decrease in the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio. The yield on the mortgage loan portfolio decreased 13 basis points to 6.03% for the twelve months ended December 31, 2011 from 6.16% for the twelve months ended December 31, 2010. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 15 basis points to 5.95% for the twelve months ended December 31, 2011 from 6.10% for the twelve months ended December 31, 2010.

The 42 basis point decrease in the cost of interest-bearing liabilities is primarily attributable to the Bank reducing the rates it pays on its deposit products. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 43 basis points, 47 basis points, 24 basis points and 31 basis points, respectively, for the twelve months ended December 31, 2011 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 30 basis points to 1.59% for the twelve months ended December 31, 2011 from 1.89% for the twelve months ended December 31, 2010. The cost of borrowed funds decreased 33 basis points to 4.08% for the twelve months ended December 31, 2011 from 4.41% for the twelve months ended December 31, 2010 with the average balance decreasing $170.8 million to $693.4 million for the twelve months ended December 31, 2011 from $864.2 million for the twelve months ended December 31, 2010.

The net interest margin for the twelve months ended December 31, 2011 increased 18 basis points to 3.61% from 3.43% for the twelve months ended December 31, 2010. The yield on interest-earning assets decreased 23 basis points while the cost of interest-bearing liabilities decreased 42 basis points during the twelve months ended December 31, 2011 from the comparable prior year period. Excluding prepayment penalty income, the net interest margin would have been 3.55% for the twelve months ended December 31, 2011, an increase of 16 basis points from 3.39% for the twelve months ended December 31, 2010.

A provision for loan losses of $21.5 million was recorded for the twelve months ended December 31, 2011; an increase of $0.5 million from $21.0 million that was recorded in the twelve months ended December 31, 2010. During the twelve months ended December 31, 2011, non-performing loans increased $5.3 million to $117.4 million from $112.1 million at December 31, 2010. Net charge-offs for the twelve months ended December 31, 2011 totaled $18.9 million. The current loan to value ratio for our non-performing loans collateralized by real estate was 58.0% at December 31, 2011. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. However, given the level of non-performing loans, the current economic uncertainties, and the charge-offs recorded in 2011, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $21.5 million provision for possible loan losses for the twelve months ended December 31, 2011.

Non-interest income for the twelve months ended December 31, 2011 was $10.3 million, an increase of $2.0 million from $8.3 million for the twelve months ended December 31, 2010. The increase in non-interest income was primarily due to a $1.9 million increase in net gains recorded from fair value adjustments, a $0.5 million increase in net gains on the sale of loans and a decrease of $0.5 million in OTTI charges recorded during the twelve months ended December 31, 2011 compared to the twelve months ended December 31, 2010. These increases were partially offset by a $0.6 million decrease in other income and a $0.6 million decrease in dividends received from the FHLB-NY during the twelve months ended December 31, 2011 compared to the twelve months ended December 31, 2010.

Non-interest expense was $77.7 million for the twelve months ended December 31, 2011, an increase of $7.4 million, or 10.5%, from $70.4 million for the twelve months ended December 31, 2010. The increase was primarily due to the growth of the Bank over the past year, which included the opening of a new branch in January 2011, an increase in stock based compensation expense, and an increase in other real estate owned/foreclosure expense. Salaries and benefits increased $3.5 million for the twelve months ended December 31, 2011 compared to the twelve months ended December 31, 2010 due to a new branch, employee salary increases as of January 1, 2011, and increases in stock based compensation, payroll taxes, and employee medical and retirement costs, while professional services and data processing increased $0.4 million and $0.5 million, respectively. In addition, other real estate owned/foreclosure expense and other operating expense for the twelve months ended December 31, 2011 increased $1.3 million and $1.7 million, respectively, compared to the twelve months ended December 31, 2010. The efficiency ratio was 49.2% for the twelve months ended December 31, 2011 compared to 47.4% for the twelve months ended December 31, 2010.

Balance Sheet Summary – At December 31, 2011

Total assets at December 31, 2011 were $4,288.0 million, a decrease of $36.8 million, or 0.9%, from $4,324.7 million at December 31, 2010. Total loans, net decreased $50.1 million, or 1.5%, during the twelve months ended December 31, 2011 to $3,198.5 million from $3,248.6 million at December 31, 2010. Loan originations and purchases were $411.2 million for the twelve months ended December 31, 2011, a decrease of $5.3 million from $416.5 million for the twelve months ended December 31, 2010. The decrease in originations is attributable to the current economic environment and the shifting of our focus to multi-family properties and deemphasizing non-owner occupied commercial real estate and construction lending. However, loan originations have shown improvement during the three months ended December 31, 2011, as loan originations totaled $127.9 million, an increase of $22.0 million from the three months ended September 30, 2011 and an increase of $32.0 million from the three months ended December 31, 2010. Loan applications in process also have shown improvement, totaling $194.4 million at December 31, 2011 compared to $214.4 million at September 30, 2011 and $142.2 million at December 31, 2010.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $4.6 million and $7.0 million for the three months ended December 31, 2011 and 2010, respectively, and $19.1 million and $7.7 million for the twelve months ended December 31, 2011 and 2010, respectively.

	For the three months		For the twelve months
	ended December 31,		ended December 31,
(In thousands)	2011	2010	2011	2010
Multi-family residential	$ 87,492	$ 43,832	$ 249,010	$ 171,238
Commercial real estate	8	330	7,070	33,697
One-to-four family – mixed-use property	5,202	6,956	23,754	29,415
One-to-four family – residential	8,504	5,401	24,075	34,694
Co-operative apartments	--	--	--	407
Construction	440	4,282	1,723	10,493
Small Business Administration	358	38	3,528	3,869
Taxi Medallion	4,597	21,374	30,832	74,226
Commercial business and other	21,336	13,747	71,211	58,496
Total	$ 127,937	$ 95,960	$ 411,203	$ 416,535

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the fourth quarter of 2011 had an average loan-to-value ratio of 37.0% and an average debt coverage ratio of 241%.

Non-accrual loans and charge-offs for impaired loans remain at elevated levels, primarily due to the current economic environment. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current. The Bank has people experienced in loan workouts to manage the delinquent loans. The Bank has also restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

	December 31,	September 30,	December 31,
(In thousands)	2011	2011	2010

Multi-family residential	$ 9,412	$ 9,701	$ 11,242
Commercial real estate	2,413	2,424	2,448
One-to-four family - mixed-use property	795	797	206
Construction	5,584	8,508	--
Commercial business and other	2,000	2,000	--

Total performing troubled debt restructured	$ 20,204	$ 23,430	$ 13,896

During the three months ended December 31, 2011, $3.2 million in principal repayments were received on performing TDR and no additional loans were classified as TDR.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets at the periods indicated:

	December 31,	September 30,	December 31,
(In thousands)	2011	2011	2010
Loans 90 days or more past due and still accruing:
Multi-family residential	$ 6,287	$ --	$ 103
Commercial real estate	92	423	3,328
Construction	--	5,245	--
Commercial business and other	--	--	6
Total	6,379	5,668	3,437

Non-accrual loans:
Multi-family residential	19,946	27,846	35,633
Commercial real estate	19,895	21,062	22,806
One-to-four family - mixed-use property	28,429	29,890	30,478
One-to-four family - residential	12,766	10,673	10,695
Co-operative apartments	152	152	--
Construction	14,721	14,331	4,465
Small business administration	493	613	1,159
Commercial business and other	14,660	6,122	3,419
Total	111,062	110,689	108,655

Total non-performing loans	117,441	116,357	112,092

Other non-performing assets:
Real estate acquired through foreclosure	3,179	4,250	1,588
Investment securities	2,562	2,538	5,134
Total	5,741	6,788	6,722

Total non-performing assets	$ 123,182	$ 123,145	$ 118,814

Included in non-accrual loans at December 31, 2011 were six loans totaling $17.0 million which were restructured as TDR which were not performing in accordance with their restructured terms. Included in non-accrual loans at September 30, 2011 were seven loans totaling $17.5 million which were restructured as TDR which were not performing in accordance with their restructured terms. Included in non-accrual loans at December 31, 2010 were five loans totaling $3.2 million which were restructured as TDR and not performing in accordance with their restructured terms.

The Bank's non-performing assets totaled $123.2 million at December 31, 2011 and September 30, 2011, and increased $4.4 million from $118.8 million at December 31, 2010. Total non-performing assets as a percentage of total assets were 2.87% at December 31, 2011 compared to 2.86% at September 30, 2011 and 2.75% at December 31, 2010. The ratio of allowance for loan losses to total non-performing loans was 26% at December 31, 2011, 25% at September 30, 2011 and 25% at December 31, 2010.

During the three months ended December 31, 2011, 43 loans totaling $27.4 million were added to non-performing loans, 16 loans totaling $8.2 million were returned to performing status, six loans totaling $1.7 million were paid in full, 16 loans totaling $10.0 million were sold, two loans totaling $1.0 million were transferred to other real estate owned, and charge-offs of $5.2 million were recorded on non-performing loans. In addition, during the three months ended December 31, 2011, $0.7 million in charge-offs were recorded on substandard loans which were performing according to their original terms and therefore, were not considered non-performing.

Non-performing investment securities include two pooled trust preferred securities for which we are not receiving payments. At December 31, 2011, these investment securities had a combined amortized cost and market value of $8.3 million and $2.6 million, respectively.

Performing loans delinquent 60 to 89 days were $13.9 million at December 31, 2011, a decrease of $0.4 million from $14.3 million at September 30, 2011 and a decrease of $5.9 million from $19.8 million at December 31, 2010. Performing loans delinquent 30 to 59 days were $62.2 million at December 31, 2011, an increase of $4.2 million from $58.0 million at September 30, 2011 and a decrease of $11.3 million from $73.5 million at December 31, 2010.

The Bank recorded net charge-offs for impaired loans of $5.8 million and $5.7 million during the three months ended December 31, 2011 and 2010, respectively, and net charge-offs for impaired loans of $18.9 million and $13.6 million during the twelve months ended December 31, 2011 and 2010, respectively.

The following table shows net loan charge-offs (recoveries) for the periods indicated:

	Three months ended		Twelve months ended
	December 31,	December 31,	December 31,	December 31,
(In thousands)	2011	2010	2011	2010
Multi-family residential	$ 2,670	$ 1,731	$ 6,654	$ 5,773
Commercial real estate	917	1,496	4,988	2,634
One-to-four family – mixed-use property	1,233	882	2,521	2,465
One-to-four family – residential	235	121	2,163	236
Construction	385	1,017	1,088	1,879
Small Business Administration	203	407	811	752
Commercial business and other	116	49	630	(114)
Total net loan charge-offs	$ 5,759	$ 5,703	$ 18,855	$ 13,625

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans are internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, an income approach or a sales approach. When obtained, third party appraisals are given the most weight. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. The balance which exceeds fair value is charged-off against the allowance for loan losses.

For the year ended December 31, 2011, we realized approximately 85% of the appraised value upon sale of properties acquired via foreclosure. This is a decrease from the 90% of appraised value we had been realizing. As a result, we reduced our definition of fair value to be 85% of the market value of the real estate securing the loan, a decrease of five percent from 90% of the market value used in the past. This change resulted in $1.6 million in additional charge-offs during the three months ended December 31, 2011. In addition, during the three months ended December 31, 2011, we sold delinquent loans and received net proceeds of $10.0 million, resulting in $1.4 million in net charge-offs.

During the twelve months ended December 31, 2011, mortgage-backed securities decreased $6.8 million, or 0.9%, to $747.3 million from $754.1 million at December 31, 2010. The decrease in mortgage-backed securities during the twelve months ended December 31, 2011 was primarily due to principal repayments of $146.6 million and $1.6 million in OTTI charges partially offset by purchases of $122.5 million and a $21.5 million improvement in fair value. During the twelve months ended December 31, 2011, other securities increased $15.1 million, or 30.2%, to $65.2 million from $50.1 million at December 31, 2010. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities. During the twelve months ended December 31, 2011, there were $35.2 million in purchases partially offset by maturities of $7.5 million, calls of $8.0 million and a reduction in the fair value of $4.1 million.

Total liabilities were $3,871.0 million at December 31, 2011, a decrease of $63.7 million, or 1.6%, from $3,934.7 million at December 31, 2010. During the twelve months ended December 31, 2011, due to depositors decreased $46.8 million, or 1.5%, to $3,116.5 million, as a result of a $55.4 million decrease in core deposits partially offset by an $8.5 million increase in certificates of deposit. Borrowed funds decreased $23.5 million during the twelve months ended December 31, 2011.

Total stockholders' equity increased $26.9 million, or 6.9%, to $416.9 million at December 31, 2011 from $390.0 million at December 31, 2010. Stockholders' equity increased primarily due to net income of $35.3 million for the twelve months ended December 31, 2011, an increase in other comprehensive income of $8.6 million primarily due to an increase in the fair value of the securities portfolio and the net issuance of 272,331 common shares during the twelve months ended December 31, 2011 upon vesting of restricted stock awards, the exercise of stock options and the annual funding of certain employee retirement plans through the release of common shares from the Employee Benefit Trust. These increases were partially offset by the declaration and payment of dividends on the Company's common stock of $15.9 million and the purchase of 624,088 treasury shares at a cost of $7.3 million. Book value per common share was $13.49 at December 31, 2011 compared to $12.48 at December 31, 2010. Tangible book value per common share was $12.96 at December 31, 2011 compared to $11.95 at December 31, 2010.

During the twelve months ended December 31, 2011, the Company repurchased 624,088 shares of the Company's common stock at an average cost of $11.72 per share. At December 31, 2011, 737,962 shares remain to be repurchased under the current stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, the net gain or loss recorded on financial assets and financial liabilities carried at fair value, OTTI charges, net gains/losses on the sale of securities, and the income or expense of certain non-recurring items listed below.

	Three months ended			Twelve months ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2011	2010	2011	2011	2010

GAAP income before income taxes	$ 13,835	$ 13,928	$ 16,906	$ 58,817	$ 54,776

Net gain from fair value adjustments	(695)	(201)	(2,085)	(1,960)	(47)
Other-than-temporary impairment charges	--	507	652	1,578	2,045
Net loss on sale of securities	--	72	--	--	10
Partial recovery of WorldCom Inc.	--	--	--	--	(164)
Bank Owned Life Insurance exchange fee	--	87	--	--	87

Core income before taxes	13,140	14,393	15,473	58,435	56,707

Provision for income taxes for core income	5,358	5,540	6,125	23,303	22,238

Core net income	$ 7,782	$ 8,853	$ 9,348	$ 35,132	$ 34,469

GAAP diluted earnings per common share	$ 0.27	$ 0.28	$ 0.33	$ 1.15	$ 1.28

Net gain from fair value adjustments, net of tax	(0.01)	--	(0.03)	(0.04)	--
Other-than-temporary impairment charges, net of tax	--	0.01	0.01	0.03	0.04
Net loss on sale of securities, net of tax	--	--	--	--	--
Partial recovery of WorldCom, net of tax	--	--	--	--	--
New York State Legislative tax change	--	--	--	--	(0.18)

Core diluted earnings per common share*	$ 0.26	$ 0.29	$ 0.30	$ 1.15	$ 1.14

* Core diluted earnings per common share may not foot due to rounding.

Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes are not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses and OTTI charges. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented, the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses and adding back or subtracting the net gain or loss recorded on financial assets and financial liabilities carried at fair value, OTTI charges, net gains/losses on the sale of securities, and the income or expense of certain non-recurring items listed below.

	Three months ended			Twelve months ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2011	2010	2011	2011	2010
	(in thousands)

GAAP income before income taxes	$ 13,835	$ 13,928	$ 16,906	$ 58,817	$ 54,776

Provision for loan losses	6,500	6,000	5,000	21,500	21,000
Net gain from fair value adjustments	(695)	(201)	(2,085)	(1,960)	(47)
Other-than-temporary impairment charges	--	507	652	1,578	2,045
Net gain on sale of securities	--	72	--	--	10
Partial recovery of WorldCom Inc.	--	--	--	--	(164)
Bank Owned Life Insurance exchange fee	--	87		--	87

Core net income before the provision for loan losses and income taxes	$ 19,640	$ 20,393	$ 20,473	$ 79,935	$ 77,707

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB (the "Bank"), a federally chartered stock savings bank insured by the FDIC. Flushing Bank is a trade name of Flushing Savings Bank, FSB. The Bank serves consumers and businesses by offering a full complement of deposit, loan and cash management services through its seventeen banking offices located in Queens, Brooklyn, Manhattan and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide. Flushing Commercial Bank, a wholly-owned subsidiary, provides banking services to public entities including counties, cities, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands, except per share data) (Unaudited)
	December 31,	December 31,
	2011	2010
ASSETS
Cash and due from banks	$ 55,721	$ 47,789
Securities available for sale:
Mortgage-backed securities	747,288	754,077
Other securities	65,242	50,112
Loans:
Multi-family residential	1,391,221	1,252,176
Commercial real estate	580,783	662,794
One-to-four family ― mixed-use property	693,932	728,810
One-to-four family ― residential	220,431	241,376
Co-operative apartments	5,505	6,215
Construction	47,140	75,519
Small Business Administration	14,039	17,511
Taxi medallion	54,328	88,264
Commercial business and other	206,614	187,161
Net unamortized premiums and unearned loan fees	14,888	16,503
Allowance for loan losses	(30,344)	(27,699)
Net loans	3,198,537	3,248,630
Interest and dividends receivable	17,965	19,475
Bank premises and equipment, net	24,417	23,041
Federal Home Loan Bank of New York stock	30,245	31,606
Bank owned life insurance	83,454	76,129
Goodwill	16,127	16,127
Core deposit intangible	937	1,405
Other assets	48,016	56,354
Total assets	$ 4,287,949	$ 4,324,745

LIABILITIES
Due to depositors:
Non-interest bearing	$ 118,507	$ 96,198
Interest-bearing:
Certificate of deposit accounts	1,529,110	1,520,572
Savings accounts	349,630	388,512
Money market accounts	200,183	371,998
NOW accounts	919,029	786,015
Total interest-bearing deposits	2,997,952	3,067,097
Mortgagors' escrow deposits	29,786	27,315
Borrowed funds	685,139	708,683
Other liabilities	39,654	35,407
Total liabilities	3,871,038	3,934,700

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares and 31,255,934 shares issued at December 31, 2011 and December 31,
2010, respectively; 30,904,177 shares and 31,255,934 shares outstanding at
December 31, 2011 and December 31, 2010, respectively)	315	313
Additional paid-in capital	195,628	189,348
Treasury stock (626,418 shares at December 31, 2011 and none at December 31, 2010)	(7,355)	--
Retained earnings	223,510	204,128
Accumulated other comprehensive income (loss), net of taxes	4,813	(3,744)
Total stockholders' equity	416,911	390,045

Total liabilities and stockholders' equity	$ 4,287,949	$ 4,324,745

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)
	For the three months		For the twelve months
	ended December 31,		ended December 31,
	2011	2010	2011	2010

Interest and dividend income
Interest and fees on loans	$ 46,876	$ 48,694	$ 191,454	$ 197,469
Interest and dividends on securities:
Interest	7,540	7,652	32,121	31,252
Dividends	205	203	811	813
Other interest income	23	61	112	94
Total interest and dividend income	54,644	56,610	224,498	229,628

Interest expense
Deposits	11,477	13,014	48,431	53,655
Other interest expense	6,443	8,541	28,292	38,112
Total interest expense	17,920	21,555	76,723	91,767

Net interest income	36,724	35,055	147,775	137,861
Provision for loan losses	6,500	6,000	21,500	21,000
Net interest income after provision for loan losses	30,224	29,055	126,275	116,861

Non-interest income
Other-than-temporary impairment ("OTTI") charge	--	(3,285)	(9,365)	(7,130)
Less: Non-credit portion of OTTI charge recorded in Other
Comprehensive Income, before taxes	--	2,778	7,787	5,085
Net OTTI charge recognized in earnings	--	(507)	(1,578)	(2,045)
Loan fee income	454	412	1,941	1,695
Banking services fee income	420	397	1,699	1,747
Net gain on sale of loans	18	--	511	17
Net loss from sale of securities	--	(72)	--	(10)
Net gain from fair value adjustments	695	201	1,960	47
Federal Home Loan Bank of New York stock dividends	322	594	1,502	2,102
Bank owned life insurance	702	598	2,769	2,638
Other income	369	433	1,477	2,109
Total non-interest income	2,980	2,056	10,281	8,300

Non-interest expense
Salaries and employee benefits	8,838	8,659	38,262	34,785
Occupancy and equipment	2,091	1,931	7,803	7,246
Professional services	1,764	1,285	6,697	6,344
FDIC deposit insurance	969	1,166	4,378	4,889
Data processing	1,133	722	4,458	3,996
Depreciation and amortization	848	701	3,185	2,795
Other real estate owned / foreclosure expense	833	425	2,471	1,194
Other operating expenses	2,893	2,294	10,485	9,136
Total non-interest expense	19,369	17,183	77,739	70,385

Income before income taxes	13,835	13,928	58,817	54,776

Provision for income taxes
Federal	4,174	4,154	17,749	19,343
State and local	1,490	1,225	5,720	(3,402)
Total taxes	5,664	5,379	23,469	15,941

Net income	$ 8,171	$ 8,549	$ 35,348	$ 38,835

Basic earnings per common share	$ 0.27	$ 0.28	$ 1.15	$ 1.28
Diluted earnings per common share	$ 0.27	$ 0.28	$ 1.15	$ 1.28
Dividends per common share	$ 0.13	$ 0.13	$ 0.52	$ 0.52

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)
	At or for the three months		At or for the twelve months
	ended December 31		ended December 31
	2011	2010	2011	2010
Per Share Data
Basic earnings per share	$ 0.27	$ 0.28	$ 1.15	$ 1.28
Diluted earnings per share	$ 0.27	$ 0.28	$ 1.15	$ 1.28
Average number of shares outstanding for:
Basic earnings per common share computation	30,371,014	30,372,646	30,622,637	30,335,680
Diluted earnings per common share computation	30,387,260	30,414,577	30,654,321	30,366,899
Book value per common share (1)	$13.49	$12.48	$13.49	$12.48
Tangible book value per common share (2)	$12.96	$11.95	$12.96	$11.95

Average Balances
Total loans, net	$ 3,207,903	$ 3,249,003	$ 3,220,617	$ 3,238,491
Total interest-earning assets	4,058,395	4,109,353	4,090,437	4,017,511
Total assets	4,288,322	4,329,738	4,311,368	4,234,550
Total due to depositors	2,990,047	3,010,770	3,038,566	2,840,022
Total interest-bearing liabilities	3,724,629	3,813,316	3,771,404	3,742,440
Stockholders' equity	416,483	392,767	403,330	376,291
Common stockholders' equity	416,483	392,767	403,330	376,291
Performance Ratios (3)
Return on average assets	0.76%	0.79%	0.82%	0.92%
Return on average equity	7.85	8.71	8.76	10.32
Yield on average interest-earning assets	5.39	5.51	5.49	5.72
Cost of average interest-bearing liabilities	1.92	2.26	2.03	2.45
Interest rate spread during period	3.47	3.25	3.46	3.27
Net interest margin	3.62	3.41	3.61	3.43
Non-interest expense to average assets	1.81	1.59	1.80	1.66
Efficiency ratio (4)	49.22	45.56	49.18	47.37
Average interest-earning assets to average
interest-bearing liabilities	1.09X	1.08X	1.08X	1.07X

(1) Calculated by dividing common stockholders' equity of $416.9 million and $390.0 million at December 31, 2011 and 2010, respectively, by 30,904,177 and 31,255,934 shares outstanding at December 31, 2011 and 2010, respectively. Common stockholders' equity is total stockholders' equity less the liquidation preference value of any preferred shares outstanding.

(2) Calculated by dividing tangible common stockholders' equity of $400.7 million and $373.6 million at December 31, 2011 and 2010, respectively, by 30,904,177 and 31,255,934 shares outstanding at December 31, 2011 and 2010, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill and core deposit intangible, net of deferred taxes).

(3)   Ratios for the three months ended December 31, 2011 and 2010 are presented on an annualized basis.

(4)    Calculated by dividing non-interest expense (excluding OREO expense) by the total of net interest income and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)
	At or for the year	At or for the year
	ended	ended
	December 31, 2011	December 31, 2010

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Core capital (well capitalized = 5%)	9.63%	9.18%
Tier 1 risk-based capital (well capitalized = 6%)	14.26	13.07
Total risk-based capital (well capitalized = 10%)	15.32	13.98

Capital ratios:
Average equity to average assets	9.36%	8.89%
Equity to total assets	9.72	9.02
Tangible common equity to tangible assets	9.38	8.67

Asset quality:
Non-accrual loans	$ 111,062	$ 108,655
Non-performing loans	117,441	112,092
Non-performing assets	123,182	118,814
Net charge-offs	18,855	13,625

Asset quality ratios:
Non-performing loans to gross loans	3.65%	3.44%
Non-performing assets to total assets	2.87	2.75
Allowance for loan losses to gross loans	0.94	0.85
Allowance for loan losses to non-performing assets	24.63	23.31
Allowance for loan losses to non-performing loans	25.84	24.71

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)
	For the three months ended December 31,
	2011			2010
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,921,480	43,451	5.95%	$ 2,958,601	44,836	6.06%
Other loans, net (1)	286,423	3,425	4.78	290,402	3,858	5.31
Total loans, net	3,207,903	46,876	5.85	3,249,003	48,694	5.99
Mortgage-backed securities	740,398	7,259	3.92	706,748	7,513	4.25
Other securities	55,186	486	3.52	41,160	342	3.32
Total securities	795,584	7,745	3.89	747,908	7,855	4.20
Interest-earning deposits and
federal funds sold	54,908	23	0.17	112,442	61	0.22
Total interest-earning assets	4,058,395	54,644	5.39	4,109,353	56,610	5.51
Other assets	229,927			220,385
Total assets	$ 4,288,322			$ 4,329,738

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 355,944	359	0.40	$ 402,168	691	0.69
NOW accounts	884,861	1,510	0.68	785,370	1,869	0.95
Money market accounts	212,628	191	0.36	379,701	808	0.85
Certificate of deposit accounts	1,536,614	9,406	2.45	1,443,531	9,636	2.67
Total due to depositors	2,990,047	11,466	1.53	3,010,770	13,004	1.73
Mortgagors' escrow accounts	40,829	11	0.11	37,353	10	0.11
Total deposits	3,030,876	11,477	1.51	3,048,123	13,014	1.71
Borrowed funds	693,753	6,443	3.71	765,193	8,541	4.46
Total interest-bearing liabilities	3,724,629	17,920	1.92	3,813,316	21,555	2.26
Non interest-bearing deposits	112,837			93,988
Other liabilities	34,373			29,667
Total liabilities	3,871,839			3,936,971
Equity	416,483			392,767
Total liabilities and equity	$ 4,288,322			$ 4,329,738

Net interest income /
net interest rate spread		$ 36,724	3.47%		$ 35,055	3.25%

Net interest-earning assets /
net interest margin	$ 333,766		3.62%	$ 296,037		3.41%

Ratio of interest-earning assets to
interest-bearing liabilities			1.09X			1.08X

(1)     Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges and prepayment penalties) of approximately $0.3 million and $0.2 million for the three months ended December 31, 2011 and 2010, respectively.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)
	For the twelve months ended December 31,
	2011			2010
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,929,647	176,777	6.03%	$ 2,956,514	182,086	6.16%
Other loans, net (1)	290,970	14,677	5.04	281,977	15,383	5.46
Total loans, net	3,220,617	191,454	5.94	3,238,491	197,469	6.10
Mortgage-backed securities	749,347	30,999	4.14	673,000	30,246	4.49
Other securities	58,431	1,933	3.31	54,069	1,819	3.36
Total securities	807,778	32,932	4.08	727,069	32,065	4.41
Interest-earning deposits and
federal funds sold	62,042	112	0.18	51,951	94	0.18
Total interest-earning assets	4,090,437	224,498	5.49	4,017,511	229,628	5.72
Other assets	220,931			217,039
Total assets	$ 4,311,368			$ 4,234,550

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 369,206	2,091	0.57	$ 413,657	3,334	0.81
NOW accounts	838,648	6,610	0.79	683,390	7,511	1.10
Money market accounts	278,692	1,309	0.47	394,536	3,713	0.94
Certificate of deposit accounts	1,552,020	38,372	2.47	1,348,439	39,044	2.90
Total due to depositors	3,038,566	48,382	1.59	2,840,022	53,602	1.89
Mortgagors' escrow accounts	39,430	49	0.12	38,245	53	0.14
Total deposits	3,077,996	48,431	1.57	2,878,267	53,655	1.86
Borrowed funds	693,408	28,292	4.08	864,173	38,112	4.41
Total interest-bearing liabilities	3,771,404	76,723	2.03	3,742,440	91,767	2.45
Non interest-bearing deposits	107,278			88,238
Other liabilities	29,356			27,581
Total liabilities	3,908,038			3,858,259
Equity	403,330			376,291
Total liabilities and equity	$ 4,311,368			$ 4,234,550

Net interest income /
net interest rate spread		$ 147,775	3.46%		$ 137,861	3.27%

Net interest-earning assets /
net interest margin	$ 319,033		3.61%	$ 275,071		3.43%

Ratio of interest-earning assets to
interest-bearing liabilities			1.08X			1.07X

(1)     Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges and prepayment penalties) of approximately $1.3 million and $1.2 million for the twelve months ended December 31, 2011 and 2010, respectively.

CONTACT: David W. Fry
         Executive Vice President,
         Treasurer and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400